Exhibit 3.5

                          HARBOR FLORIDA BANCORP, INC.

                              FEDERAL STOCK CHARTER


     Section 1. Corporate title. The full corporate title of the MHC subsidiary holding company is Harbor Florida Bancorp, Inc.

     Section 2. Domicile. The domicile of the MHC subsidiary holding company shall be in the city of Fort Pierce, in the state of Florida.

     Section 3. Duration. The duration of the MHC subsidiary holding company is perpetual.

     Section 4. Purposes and powers. The purpose of the MHC subsidiary holding company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under Section 10(o) of the Home Owners' Loan Act, 12 U.S.C. ss. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may be hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

     Section 5. Capital stock. The total number of shares of all classes of the capital stock that the MHC subsidiary holding company has the authority to issue is 13,000,000, all of which shall be common stock of par value of $0.01 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the MHC subsidiary holding company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the MHC subsidiary holding company), labor, or services actually performed for the MHC subsidiary holding company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the MHC subsidiary holding company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the MHC subsidiary holding company that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

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     Except for shares issued in the initial  organization of the MHC subsidiary holding company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to the parent mutual holding company) of the MHC subsidiary holding company other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

     The holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors, unless the charter provides that there shall be no such cumulative voting. Subject to any provision for a liquidation account, in the event of any liquidation, dissolution, or winding up of the MHC subsidiary holding company, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the MHC subsidiary holding company, to receive the remaining assets of the MHC subsidiary holding company available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

     Section 6. Preemptive rights. Holders of the capital stock of the MHC subsidiary holding company shall not be entitled to preemptive rights with respect to any shares of the MHC subsidiary holding company which may be issued.

     Section 7. Directors. The MHC subsidiary holding company shall be under the direction of a board of directors. The authorized number of directors, as stated in the MHC subsidiary holding company's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Directors of the Office, or his or her delegate.

     Section 8. Amendment of charter. Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the board of directors of the MHC subsidiary holding company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.

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Attest:           _____________________________________________
                  Don W. Bebber, Corporate Secretary


By:               _____________________________________________
                  Michael J. Brown, Sr., President and CEO


Attest:           _____________________________________________
                  Secretary of the Office of Thrift Supervision


By:               _____________________________________________
                  Director of the Office of Thrift Supervision


Effective Date:   _____________________________________________